Exhibit 10.2

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) sets forth the terms and conditions of your employment with Ocular Therapeutix, Inc., and will be effective as of February 21, 2024 (the “Effective Date”). Until the Effective Date, the Healthcare Professional Consulting Agreement, dated June 1, 2022, by and between the Company and Peter K. Kaiser, MD (the “Consulting Agreement”), will remain in full force and effect and continue to govern your provision of services to the Company and you and the Company mutually agree that the Consulting Agreement will terminate on the Effective Date. In consideration of the mutual covenants contained in this Agreement, the Company and Executive agree as follows:

1.Employment. The Company agrees to employ Executive and Executive agrees to be employed by the Company on the terms and conditions set forth in this Agreement, effective as of the Effective Date.

(a)Capacity. Executive shall serve the Company as Medical Director and shall have such duties and responsibilities as are customary for such position, reporting to the Company’s Chief Executive Officer.

(b)Devotion of Duties; Representations. Executive will be employed to serve on a part-time basis, working 50% of a full-time schedule. Executive agrees to devote Executive’s best efforts and business time and energies to the business and affairs of the Company, consistent with Executive’s 50% schedule, and shall endeavor to perform the duties and services contemplated hereunder to the reasonable satisfaction of the Company. During the Term of Executive’s employment with the Company, Executive shall not engage in any other employment, consulting or other outside activities except for such current activities as he shall have advised the Company of in writing (which the Company hereby agrees that it has approved as being in compliance with the terms of this Agreement and the other agreements between Executive and the Company) and any future activities he shall have advised the Company of in writing in advance; provided, however, that in no event may Executive engage in any such employment, consultancy, or other outside activity if it would (x) be in violation of any provision of this Agreement or other agreement between Executive and the Company, (y) interfere with the performance of Executive’s duties for the Company, or (z) present a conflict of interest with the Company’s business interests; provided, further, that, the information that Executive provides to the Company regarding future employment, consultancy or other outside activity shall be subject to any non-disclosure or confidentiality restrictions of which Executive is subject, but such non-disclosure or confidentiality restrictions shall not prevent the Executive from providing the Company the name and address of any individual, corporation, association or other entity or organization for whom such employment, consultancy, or other outside activity is undertaken and the name or title of the Executive’s business relationship or position with such entity. Executive’s normal place of work will be remote in Ohio. However, Executive agrees to travel on any business of the Company as may be required for the performance of Executive’s duties upon reasonable advance notice and subject to scheduling so that Executive is in compliance with his outside commitments. Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.Term of Employment.

(a)Executive’s employment hereunder shall commence as of the Effective Date. Executive shall be employed at-will, meaning that subject to the provisions herein, either the Company or Executive may terminate Executive’s employment at any time for any legal reason.

(b)Notwithstanding, Executive’s employment hereunder shall automatically be terminated upon the first to occur of the following:

(i)    Immediately upon Executive’s death;

(ii)   By the Company, by written notice to Executive effective as of the date of such notice (or on such other date as specified in such notice):

(A)    Following the Disability of Executive. “Disability” means that Executive is unable to perform his duties hereunder by reason of any mental, physical or other disability for a period of at least three (3) months, as determined by a qualified physician. Notwithstanding the foregoing, for any payments or benefits hereunder or pursuant to any other agreement between the Company and Executive, in either case that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder, such Disability must result in Executive becoming “Disabled” within the meaning of Section 409A(a)(2)(C). (In this Agreement we refer to Section 409A of the Code and any guidance issued thereunder as “Section 409A.”); or

(B)    For Cause (as defined below); or

(C)    Without Cause;

(iii)   By Executive:

(A)    At any time by written notice to the Company, effective thirty (30) days after the date of such notice, which notice period the Company may waive in whole or in part at its sole discretion; or

(B)    By written notice to the Company for Good Reason (as defined below), effective on the date specified in such notice.

The period of Executive’s employment by the Company under this Agreement is referred to herein as the “Term.”

(c)Definition of “Cause”. For purposes of this Agreement, “Cause” shall, pursuant to the reasonable good faith determination by the Company as documented in writing within 30-days of the Company’s knowledge of one of the following, mean (i) the willful and continued failure by Executive to substantially perform Executive’s material duties or responsibilities under this Agreement (other than such a failure as a result of Disability); (ii) any action or omission by Executive involving willful misconduct or gross negligence with regard to the Company, which has a detrimental effect on the Company; (iii) Executive’s conviction of a felony, either in connection with the performance of Executive’s obligations to the Company or which otherwise shall adversely affect Executive’s ability to perform such obligations or shall materially adversely affect the business activities, reputation, goodwill or image of the Company; (iv) the material breach of a fiduciary duty to the Company; or (v) the material breach by Executive of any of the material provisions of this Agreement or the Restrictive Covenants Agreement (as defined below). In respect of the events described in clauses (i), (ii), (iv) and (v) above, the Company shall give Executive written notice of the failure of performance or breach, reasonable as to time, place and manner in the circumstances, and a 30-day opportunity to cure, provided that such failure of performance or breach is reasonably amenable to cure as determined by the Company in its sole discretion.

(d)Definition of “Good Reason”. For purposes of this Agreement, a “Good Reason” shall mean any of the following, unless (i) the basis for such Good Reason is cured within a reasonable period of time (determined in the light of the cure appropriate to the basis of such Good Reason, but in no event less than thirty (30) nor more than ninety (90) days) after the Company receives written notice (which must be received from Executive within ninety (90) days of the initial existence of the condition giving rise to such Good Reason) specifying the basis for such Good Reason or (ii) Executive has consented in writing to the condition that would otherwise be a basis for Good Reason. Further, Executive needs to resign within 30 days after the Company has failed to cure the Good Reason(s):

(i)   A change required by the Company in the principal location at which Executive provides services to the Company to a location more than fifty (50) miles from such principal location (which change, the Company has reasonably determined as of the date hereof, would constitute a material change in the geographic location at which Executive provides services to the Company);

(ii)  A material adverse change by the Company in Executive’s duties, authority or responsibilities which causes Executive’s position with the Company to become of materially less responsibility or authority than Executive’s position immediately following Executive’s first day of employment with the Company (the “Commencement Date”) where such change is not remedied within ten (10) business days after written notice thereof by Executive;

(iii)  A material reduction in Executive’s base salary; or

(iv)  A material breach of this Agreement by the Company which has not been cured within thirty (30) days after written notice thereof by Executive, which shall include, but not be limited to, the requirement for Executive to report to someone other than the Company’s Chief Executive Officer or the failure of the Company to comply with its financial obligations to Executive as set forth in this Agreement.

(e)Definition of “Corporate Change”.For purposes of this Agreement, “Corporate Change” shall mean the occurrence of any of the following events:

(i)   the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then- outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(e) the following acquisitions shall not constitute a Corporate Change: (A) any acquisition directly from the Company or (B) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of Section 2(e)(iii) of this definition;

(ii)   a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of hereof or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)  the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent more than 50% of the then-outstanding shares of common stock or other common equity and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors or other governing body, respectively, of the resulting or acquiring entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to herein as the “Acquiring Entity”) and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Entity) beneficially owns, directly or indirectly, 50% or more of the then- outstanding shares of common stock of the Acquiring Entity, or of the combined voting power of the then-outstanding securities of such entity entitled to vote generally in the election of directors or other governing body (except to the extent that such ownership existed prior to the Business Combination).

Notwithstanding the foregoing, a “Corporate Change” shall not occur as a result of a Business Combination after which a majority of the Board of the Acquiring Entity consists of persons who were directors of the Company immediately prior to the Business Combination. For any payments or benefits hereunder (including pursuant to Section 4(b) hereof) or pursuant to any other agreement between the Company and Executive, in either case that are subject to Section 409A, the Corporate Change must constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

(f)Resignation from Other Positions. If, as of the date that Executive’s employment terminates for any reason, Executive is a member of the Board (or the board of directors of any entity affiliated with the Company), or holds any other offices or positions with the Company (or any entity affiliated with the Company), Executive shall, unless otherwise requested by the Company, immediately relinquish and/or resign from any such board memberships, offices and positions as of the date Executive’s employment terminates. Executive agrees to execute such documents and take such other actions as the Company may request to reflect such relinquishments and/or resignation(s).

3.Compensation.

(a)Base Salary. Executive’s base salary during the Term shall be at the rate of $250,000 per year. Executive’s base salary shall be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time, less any amounts required to be withheld under applicable law.

(b)Bonus. In addition to the base salary, the Company may pay Executive an annual bonus (the “Bonus”) as determined by the Board, solely in its discretion (it being understood that Executive’s target annual bonus shall be 50% of Executive’s base salary for such year. The Board’s decision to issue a Bonus to Executive in any particular year shall have no effect on the absolute discretion of the Board to grant or not to grant a Bonus in subsequent years. Executive must be an active employee of the Company as of December 31 of the relevant calendar year in order to be eligible for and to earn any Bonus for that year. Any Bonus for a particular year shall be paid or provided to Executive in a lump sum no later than March 15th of the calendar year following the calendar year in which the Bonus was approved by the Board and earned.

(c)Equity. The Company agrees that, in consideration of Executive’s agreement in Section 5 to adhere to the non-competition provisions set forth in the Restrictive Covenants Agreement (as defined below), it shall grant to Executive, under the Company’s 2021 Stock Incentive Plan, as amended (the “Plan”), (i) stock options to purchase 366,666 shares of the Company’s common stock (the “Options”) and (ii) a restricted stock unit award with respect to 122,222 shares of the Company’s common stock (the “RSU”). The Options will vest as to 25% of the underlying shares on the first anniversary of the Effective Date and with respect to the balance of the underlying shares in 36 equal monthly installments thereafter and will otherwise be subject to the terms and conditions of a stock option agreement and the Plan. The RSU will vest in equal quarterly installments beginning on the Effective Date and ending on the third anniversary of the Effective Date and will otherwise be subject to the terms and conditions of an RSU agreement and the Plan. Further, following the end of each fiscal year during the Term, and subject to the approval of the Board, Executive may be eligible for an equity award or awards, which will be based on both individual and corporate performance during the applicable fiscal year and such other factors as may be determined by the Board, in its sole discretion, and will be made under such terms and in such amounts as may be determined by the Board, in its sole discretion. In any event, Executive must be an active (and having neither received, nor been provided with, notice of termination) employee of the Company on the date the equity award is granted in order to be eligible to receive a grant, as the grant also serves as an incentive to remain employed by the Company.

(d)Fringe Benefits. Due to the part-time nature of Executive’s employment, Executive is not eligible to participate in any benefit programs that the Company establishes and makes available to its employees from time to time, except as required by applicable law.

(e)Reimbursement of Expenses/Legal Fees. During the Term, Executive shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by Executive in furtherance of the Company’s business in accordance with its policies for senior executives, subject to Section 4(d)(v). In addition, the Company shall either reimburse the Executive for, or pay directly for, legal fees he reasonably incurs in connection with this Agreement and any related agreements, not to exceed $12,500. Such reimbursement or payment shall be made within thirty (30) days after the Company’s receipt of the invoice reflecting such legal fees, which reimbursement shall be reduced by applicable taxes and other withholdings.

(f)Indemnification. Executive shall be covered by all applicable indemnification and expense advancement policies of the Company applicable to senior executive officers generally and shall also be covered by any directors’ and officers’ liability insurance policy applicable to senior executive officers of the Company. For the avoidance of doubt, the provisions of this Section 3(f) shall survive the Executive’s separation of employment irrespective of the reason for such separation.

4.Special Termination Benefit.

(a)In the event of any termination of Executive’s employment for any reason, the Company shall pay Executive (or Executive’s estate) such portion of Executive’s base salary as have accrued prior to such termination and have not yet been paid, together with (i) any amounts for expense reimbursement which have been properly incurred or the Company has become obligated to pay prior to termination and have not been paid as of the date of such termination and (iii) the amount of any Bonus previously granted to Executive by the Board but not yet paid, which amount shall not include any pro rata portion of any Bonus which would have been earned if such termination had not occurred (the “Accrued Obligations”). Such Accrued Obligations shall be paid as soon as possible after termination, and in any event in accordance with applicable law.

(b)In the event that Executive’s employment hereunder is terminated during the period commencing on the date ninety (90) days prior to a Corporate Change and ending twelve (12) months following a Corporate Change (i) by Executive for Good Reason or (ii) by the Company without Cause, provided that Executive executes and, to the extent applicable, does not revoke a separation and general release of claims agreement by the sixtieth (60th) day following Executive’s termination of employment, or such earlier date as determined by the Company, in a form to be provided by the Company to Executive in connection with Executive’s termination (which will include, at a minimum, a release of all releasable claims against the Company, non- disparagement and cooperation obligations, a reaffirmation of Executive’s continuing obligations under any existing restrictive covenant agreements, and an agreement not to compete with the

Company for twelve (12) months following Executive’s separation from employment on terms that are comparable and no more restrictive than the non-competition obligation in the Restrictive Covenants Agreement (as defined below) (the “Release”), any equity grants that vest solely based on Executive’s continued performance of services shall become fully vested, exercisable and nonforfeitable as of the effective date of the Release (the “Acceleration Date”). For the avoidance of doubt, any equity awards that vest based on the achievement of performance metrics shall be governed by the terms of the applicable award agreement and shall not be entitled to accelerated vesting pursuant to this Agreement.

(c)The Company shall have no obligation to pay Executive (or Executive’s estate) any other compensation or provide any other benefit(s) following such termination except as provided in this Section 4.

(d)Compliance with Section 409A. Subject to the provisions in this Section 4(d), any severance payments or benefits under this Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of Executive’s employment. The following rules shall apply with respect to the distribution of the severance payments and benefits, if any, to be provided to Executive under this Agreement:

(i)    It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii)   If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(iii)  If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:

(A)   Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and such payments and benefits shall be paid or provided on the dates and terms set forth in this Agreement; and

(B)   Each installment of the severance payments and benefits due under this Agreement that is not described in Section 4(d)(iii)(A) above and that would, absent this subsection (B), be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A- 1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.

(iv)  The determination of whether and when Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 4(d)(iv), “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

(v)   All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(vi)   Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

(e)Modified Section 280G Cutback.

(i)    Notwithstanding any other provision of this Agreement, except as set forth in Section 4(e)(ii), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to Executive a portion of any “Contingent Compensation Payments” (as defined below) that Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for Executive. For purposes of this Section 4(e), the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(ii)   Notwithstanding the provisions of Section 4(e)(i), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by Executive if the Eliminated Payments (determined without regard to this sentence) were paid to Executive (including federal and state income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4(e)(ii) shall be referred to as a “Section 4(e)(ii) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(iii)   For purposes of this Section 4(e) the following terms shall have the following respective meanings:

(A)    “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(B)    “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(iv)   Any payments or other benefits otherwise due to Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4(e)(iv). Within 30 days after each date on which Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify Executive (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 4(e)(ii) Override is applicable. Within 30 days after delivery of such notice to Executive, Executive shall deliver a response to the Company (the “Executive Response”)

stating either (A) that Executive agrees with the Company’s determination pursuant to the preceding sentence or (B) that Executive disagrees with such determination, in which case Executive shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 4(e)(ii) Override is applicable. In the event that Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If Executive states in the Executive Response that Executive agrees with the Company’s determination, the Company shall make the Potential Payments to Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If Executive states in the Executive Response that Executive disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the greater Boston, Massachusetts area, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to Executive those Potential Payments as to which there is no dispute between the Company and Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute.

(v)   The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payments with a lower Contingent Compensation Payment Ratio. The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by Executive in respect of the applicable Contingent Compensation Payment. For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A-24(b) or (c)).

(vi)   The provisions of this Section 4(e) are intended to apply to any and all payments or benefits available to Executive under this Agreement or any other agreement or plan of the Company under which Executive receives Contingent Compensation Payments.

5.Proprietary Rights, Inventions, Non-Competition and Non-Solicitation Agreement.

Executive acknowledges and agrees that Executive must, as a condition of Executive’s employment, execute, within ten (10) business days following Executive’s Commencement Date (but in no event prior to the Commencement Date), the Proprietary Rights, Inventions, Non- Competition and Non-Solicitation Agreement attached hereto as Exhibit B (the “Restrictive Covenants Agreement”) indicating Executive’s agreement to all of Executive’s obligations thereunder. Executive further acknowledges that the Executive’s receipt of the equity awards as set forth in Section 3(c) above and Executive’s eligibility for the severance benefits described in Section 4(b) above is contingent on Executive’s agreement to the post-employment non- competition provisions set forth in the Restrictive Covenants Agreement. Executive further acknowledges that such consideration was mutually agreed upon by Executive and the Company and is fair and reasonable in exchange for Executive’s compliance with such non-competition obligations and that Executive was provided at least ten (10) business days to review the Restrictive Covenants Agreement.

6.Records. Upon termination of Executive’s relationship with the Company, Executive shall deliver to the Company any property of the Company which may be in Executive’s possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

7.No Conflicting Agreements; Representations; Disclosure of Employment.

(a)    Executive hereby represents and warrants that Executive has no commitments or obligations inconsistent with this Agreement and Executive’s employment hereunder. Executive further represents and warrants that no conflict of interest exists as between this Agreement and any other agreement to which Executive is a party, that there are no other lawful restrictions of any kind with respect to Executive’s employment with the Company and the acceptance of related compensation and that Executive will not enter into any agreement or other arrangements during the Term which will result in a conflict of interest or such other restrictions. Executive will keep the Company informed of any changes in circumstance that could lead to a conflict of interest between Executive and the Company and if in doubt, Executive will inform the Company to ascertain if there is an unacceptable conflict to the Company.

(b)    Executive hereby represents that, except as Executive has disclosed in writing to the Company, Executive is not bound by the terms of any agreement with any third party, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. Executive further represents that Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

(c)    Executive represents and warrants that if Executive is a member of the committee of any entity that sets formularies of covered medicines (e.g., formulary committee or Pharmacy & Therapeutics committee), or develops clinical guidelines or treatment protocols or standards, Executive shall disclose to such committee his employment with the Company. Further, Executive shall disclose to clinical sites/clinical investigators with whom Executive interacts on behalf of the Company of his employment with the Company and shall not engage in patient treatment or represent himself as a treating provider when acting on behalf of the Company, nor will he recruit his own patients to participate in any Company sponsored clinical trial.

8.Conditions to Employment. Executive shall, from time to time during employment as determined by the Company in its sole discretion, be available for and cooperate with the Company in obtaining background checks on Executive, including providing any and all consents necessary to the accomplishment of the foregoing. Executive’s employment is also conditioned on Executive’s provision of proof of Executive’s identity and right to work in the United States, as required by federal law.

9.General.

(a)    Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address as follows:

If to the Company:Ocular Therapeutix, Inc.

24 Crosby Drive

Bedford, MA 01730

USA

Attention: VP, Human Resources

Telephone: (781) 357-4000

With an email copy to:

VP, Human Resources: hr@ocutx.com

VP, Law Department: law@ocutx.com

If to Executive:Dr. Peter K. Kaiser

At address last on file with the Company

or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

(b)    Entire Agreement. This Agreement, together with any referenced agreements incorporated herein, including the Restrictive Covenants Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. For the avoidance of doubt, any equity awards made prior to the Effective Date, including, but not limited to, options referenced in the Consulting Agreement, shall remain outstanding pursuant to the terms of such equity awards.

(c)    Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)    Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(e)    Assignment. The Company shall assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.

(f)    Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(g)    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(h)    Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 9(a) hereof.

(i)    Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this

Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and Executive agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(j)    Headings and Captions; Interpretation. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

(k)    No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(l)    Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(m)   Survival. The provisions of Sections 4, 6, and 9 shall survive the termination of this Agreement and Executive’s employment hereunder in accordance with their terms. For the avoidance of doubt, the Restrictive Covenants Agreement shall also survive the termination of this Agreement and Executive’s employment hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Ocular Therapeutix, Inc.

/s/ Antony Mattessich

Name:	Antony Mattessich
Title:	President and Chief Executive Officer

Agreed and Accepted

/s/ Peter Kaiser
Name:	Dr. Peter K. Kaiser

[Kaiser Employment Agreement Signature Page]